EXHIBIT 10.92

Multi-Fineline Electronix, Inc.

2014 Equity Incentive Plan

Notice of stock appreciation right Grant

You have been granted the following Stock Appreciation Right (the “SAR” or “SARs”) to acquire Common Stock of Multi-Fineline Electronix, Inc. (the “Company”) under the Company’s 2014 Equity Incentive Plan (the “Plan”):

Name of Participant:	[Name of Participant]
Total Number of SARs Granted:	[Total Number of SARs]
Base Appreciation Amount per Share:	$[______]
Grant Date:	[_____]
Vesting Commencement Date:	[_____]
Vesting Schedule:	[_____]
Expiration Date:	[____]. This SAR expires earlier if your Service terminates earlier, as described in the SAR Agreement.

YOU ACKNOWLEDGE AND AGREE THAT THE SARS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF YOUR SERVICE (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE SAR OR ACQUIRING SHARES HEREUNDER).  YOU FURTHER ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS NOTICE, THE SAR AGREEMENT, OR THE PLAN SHALL CONFER UPON YOU ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF YOUR SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE RIGHT OF THE COMPANY OR A PARENT OR SUBSIDIARY OF THE COMPANY TO WHICH YOU PROVIDE SERVICES TO TERMINATE YOUR SERVICE, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.  YOU ACKNOWLEDGE THAT UNLESS YOU HAVE A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, YOUR STATUS IS AT WILL.

You have reviewed this Notice, the Plan, and the SAR Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understand all provisions of this Notice, the Plan and the SAR Agreement.  You hereby agree that all questions of interpretation and administration relating to this Notice, the Plan and the SAR Agreement shall be resolved by the Committee in accordance with the SAR Agreement.  You further agree to the venue selection in accordance with the SAR Agreement.  You further agree to notify the Company upon any change in the residence address indicated in this Notice.

By your acceptance of this Notice and the SAR Agreement and the issuance of such documents by the Company to you, you and the Company agree that this SAR is granted under and governed by the term and conditions of the Plan and the SAR Agreement, both of which are attached to and made a part of this document.

Form of 2014 Plan SAR

MULTI-FINELINE ELECTRONIX, INC.

2014 EQUITY INCENTIVE PLAN

Stock appreciation right AGREEMENT

Vesting

This SAR becomes exercisable in installments, as shown in the Notice of SAR Grant (the “Notice”).  This SAR will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term

This SAR expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the Notice.  This SAR may expire earlier if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason except death or “Total and Permanent Disability” (as defined in the Plan), then this SAR will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date).  The Company has discretion to determine when your Service terminates for all purposes of the Plan and its determinations are conclusive and binding on all persons.

Death

If you die, then this SAR will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date).  During that period of up to 12 months, your estate or heirs may exercise the SAR.

Disability

If your Service terminates because of your Total and Permanent Disability, then this SAR will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date).

Leaves of Absence

For purposes of this SAR, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law.  But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.  If you commence working on a part-time basis, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise

The Company will not permit you to exercise this SAR if the issuance of shares at that time would violate any law or regulation.  The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Company stock pursuant to this SAR shall relieve the Company of any liability with respect to the non-issuance or sale of the Company stock as to which such approval shall not have been obtained.  However, the Company shall use its best efforts to obtain such approval.

If the exercise of the SAR within the applicable time periods set forth herein is prevented by this section, the SAR will remain exercisable until one (1) month after the date you are notified by the Company that the SAR is exercisable, but in any event no later than the Expiration Date set forth in the Notice.

Notwithstanding any provision of this SAR Agreement to the contrary, if a sale, within the applicable time periods for a regular termination or termination due to death or disability as described above, of shares acquired upon the exercise of the SAR would subject you to suit under Section 16(b) of the Exchange Act, the SAR shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by you would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after your termination of Service, or (iii) the Expiration Date set forth in the Notice.

Form of 2014 Plan SAR

Notice of Exercise

The SAR shall be exercisable only by delivery of an exercise notice in such form as determined by the Committee (including an exercise notice in electronic form) which shall state the election to exercise the SAR and the whole number of SARs being exercised.  Your notice must also specify how your shares should be registered.  The notice will be effective when it is received by the Company or any third-party administrator designated by the Company.  If someone else wants to exercise this SAR after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Method of Exercise

Upon the exercise of the SAR, the Company will deliver to you the net number of shares equal to (i) the number of SARs being exercised, multiplied by (ii) a fraction, the number of which is the Fair Market Value per share (on the exercise date) less the Base Appreciation Amount per share, and the denominator of which is such Fair Market Value per share.  The net number of shares to be received will be rounded down to the nearest whole number of shares.

Right to Exercise

This SAR will be subject to the provisions of Sections 9 and 11 of the Plan relating to the exercisability or termination of the SAR in the event of a Change in Control or other transaction affecting the Company.  You will be subject to reasonable limitations on the number of requested exercises during any monthly or weekly period as determined by the Committee.  In no event will the Company issue fractional shares.

Taxes

Prior to any event in connection with the SAR (e.g., exercise) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), you must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

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Share Withholding.  If permissible under applicable law, you authorize the Company to, upon the exercise of its sole discretion, withhold from those shares otherwise issuable to you the whole number of shares sufficient to satisfy the minimum applicable Tax Withholding Obligation.  You acknowledge that the withheld shares may not be sufficient to satisfy your minimum Tax Withholding Obligation.  Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares described above.

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By Sale of Shares.  Unless you determine to satisfy the Tax Withholding Obligation by some other means in accordance with the bullet point below, your acceptance of this SAR constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of the Company’s sole discretion, sell on your behalf a whole number of shares from those shares issuable to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation.  Such shares will be sold on the day such Tax Withholding Obligation arises (e.g., an exercise date) or as soon thereafter as practicable.  You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale.  To the extent the proceeds of such sale exceed your minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to you.  You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your minimum Tax Withholding Obligation.  Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares described above.

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By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Board of Directors) before any Tax Withholding Obligation arises, you may elect to satisfy your Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Board.

Form of 2014 Plan SAR	2

Notwithstanding the foregoing, the Company also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to you by the Company.  Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the SAR, you agree to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not you are an employee of the Company at that time.

Restrictions on Resale

By signing this Agreement, you agree not to sell any SAR shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale (e.g., a lock-up period after the Company goes public).  This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

Transfer of SAR

In general, only you can exercise this SAR prior to your death.  You may in any event dispose of this SAR in your will.  Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your SAR in any other way.

However, the “Committee” (as defined in the Plan) may, in its sole discretion, allow you to transfer this SAR as a gift to one or more family members.  For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

In addition, the Committee may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.

The Committee will allow you to transfer this SAR only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

Retention Rights

Neither your SAR nor this Agreement gives you the right to be retained by the Company or a subsidiary of the Company in any capacity.  The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this SAR by giving the required notice to the Company.  No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this SAR, except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in Company stock, the number of SARs covered by this SAR Agreement and the base appreciation amount per share may be adjusted pursuant to the Plan.

Collection and Use of Personal Data

You consent to the collection, use and processing of personal data (including name, home address and telephone number, identification number and number of SARs held) by the Company or a third party engaged by the Company for the purpose of implementing, administering and managing the Plan and any other stock option or stock incentive plans of the Company (the “Stock Plans”). You further consent to the release of personal data (a) to such a third party administrator, which, at the option of the Company, may be designated as the exclusive broker in connection with the Stock Plans, or (b) to any affiliate of the Company, wherever located.  You hereby waive any data privacy right with respect to such data to the extent that receipt, possession, use, retention or transfer of the data is authorized hereunder

Form of 2014 Plan SAR	3

Future Awards

The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While SARs or other awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one-time event, is not an entitlement to an award of SARs in the future, and does not create any contractual or other right to receive an award of SARs, compensation or benefits in lieu of SARs or any other compensation or benefits in the future.

Entire Agreement; Applicable Law

The Notice, the Plan and this SAR Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you.  Nothing in the Notice, the Plan and this SAR Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties.  The Notice, the Plan and this SAR Agreement are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.  Should any provision of the Notice, the Plan or this SAR Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

Construction

The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in the SAR Agreement shall have the meanings assigned to them in the Plan.  The captions used in the Notice and this SAR Agreement are inserted for convenience and shall not be deemed a part of the SAR for construction or interpretation.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

Administration and Interpretation

Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this SAR Agreement shall be submitted by you or by the Company to the Committee.  The resolution of such question or dispute by the Committee shall be final and binding on all persons.

Venue

The Company, you and your assignees (the “parties”) agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this SAR Agreement shall be brought in the United States District Court for the Southern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Orange) and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.  If any one or more provisions of this section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

Notices

Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

BY ACCEPTANCE OF THIS NOTICE AND THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.

Form of 2014 Plan SAR	4